UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 16, 2008

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 16, 2008, Charles A. Rowland Jr., CPA, MBA, was appointed Vice President and Chief Financial Officer of ViroPharma Incorporated (the “Company”). Mr. Rowland joined the Company on October 20, 2008.

Prior to joining the Company, Mr. Rowland, age 50, served as the Executive Vice President, Chief Financial Officer and Treasurer of Endo from December 2006 to September 2008 and served as co-interim Chief Executive Officer from January 2008 until March 2008. Mr. Rowland was Senior Vice President and CFO of Biovail Pharmaceuticals, Inc., in Bridgewater, New Jersey from August 2004 to December 2006. He was Chief Operating and Financial Officer for Breakaway Technologies, a management consulting company, from 2001 to 2004. His pharmaceutical industry career includes positions of increasing scope and responsibility at Pharmacia Corp., where he had global responsibility for Finance and Information Technology for the Pharmaceutical Business and financial responsibility for the Global Supply organization as Vice President, Finance Global Supply and VP Finance & IT-Global Pharma Ops; Novartis Pharmaceuticals Corp., where he was Vice President, Planning and Decision Support, and Bristol-Myers Squibb, where he served as Director of Finance. He holds a Bachelors of Science in accounting from St. Joseph’s University, and a Master of Business Administration degree from Rutgers University.

Mr. Rowland will receive a base salary of $325,000 and be eligible for an annual bonus of up to 50% based upon performance against individual objectives and achievement of Company goals. Mr. Rowland also received options to purchase 100,000 shares of the Company’s common stock upon commencement of his employment. These options have an exercise price equal to the fair market value of our common stock on the day of grant, vest over a four-year period with 25% vesting on each twelve month anniversary of the employment commencement date, subject to continued employment, and expire ten years after the date of grant. Mr. Rowland also executed a change in control agreement providing for one year of salary and benefits and immediate vesting of options following a change of control.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description
	99.1	Press release dated October 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: October 20, 2008	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary

Index of Exhibits

Exhibit Number	Description
99.1	Press release dated October 20, 2008.